Exhibit 99.1

For immediate release

For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES FOURTH QUARTER

FISCAL YEAR 2004 RESULTS

Fourth Quarter Highlights:

•	Sales increase 10.1% to $74 million.

•	Operating income increases 50% to $4.9 million.

•	Net income increases 39% to $3.1 million, $0.26 per fully diluted share.

•	Long-term debt reduced by $5.8 million (38%) to $10 million.

•	Management expects to retire long-term debt by end of FY 2005.

•	Company expects FY2005 net income to range between $1.00 and $1.10 per fully diluted share.

September 15, 2004 — Dallas, Texas — Dynamex Inc. (Amex: DDN), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.1 million or $0.26 fully diluted net income per share for the FY 2004 fourth quarter compared to $2.2 million or $0.19 per fully diluted share in the prior year. For the full fiscal year ended July 31, 2004, the Company reported net income of $12.8 million or $1.11 per fully diluted share, compared with net income $7.6 million or $0.67 per fully diluted share in the prior year.

Sales increased 10.1% to $74 million in the FY 2004 fourth quarter compared to the prior year. The impact of the exchange rate between the Canadian dollar and the U.S. dollar was minimal as the average exchange rate was approximately the same in both years. The current year had one less business day than the prior year. On a sales per day basis, sales increased 11.8% in the current year quarter versus the prior year.

Selling, general and administrative (“SG&A”) expenses increased 2.3% to $16 million in the FY 2004 fourth quarter compared to the prior year period. As a percentage of sales, SG&A expenses were 21.4% in FY2004 compared to 23.1% in the prior year.

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Dynamex — Fouth Quarter Fiscal Year 2004
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Operating income increased to $4.9 million in the current year quarter, an increase of 50% over the prior year quarter. This increase is primarily attributable to higher sales from significant new business startups over the last four quarters.

Income tax expense was $1.7 million, 36% of income before taxes in the current year quarter compared to $0.9 million, 29% of income before taxes in the prior year. The prior year period benefited from available, but unrecognized U.S. federal net operating loss carryforwards that were used to offset U.S. taxable income.

Fourth Quarter Highlights
 “Our fiscal fourth quarter and 2004 fiscal year results were very strong, as we delivered substantial gains in every key financial measure,” said Dynamex Chairman and CEO, Rick McClelland. “Additionally, and very importantly, we strengthened our position in the same day transportation and logistics services industry, which will have a positive impact on our financial performance in fiscal year 2005 and beyond as we continue to expand our market share and solidify our position as the leading U.S. and Canadian provider in the same-day transportation industry.

“As we begin our fiscal 2005 year, we believe the Company is stronger and better positioned than ever before to exploit the highly fragmented same-day transportation and logistics industry,” McClelland continued. “Dynamex has a strong balance sheet with minimal and rapidly declining debt. The Company’s national scale continues to grow and along with our comprehensive service menu, national sales force and customer service platform, is unmatched in the industry. Furthermore, our non-asset based business model has proven to perform well in any economic environment resulting in lower levels of capital expenditures and strong free cash flow. I am very pleased with the hard work and dedication of our employees during the fiscal year and everyone at Dynamex is focused on continued operational excellence and increased shareholder value in fiscal year 2005.”

Long-Term Debt
 Total long-term debt was $10 million at July 31, 2004 compared to $15.8 million at April 30, 2004 and $19.8 million at July 31, 2003, a reduction of approximately 37% during the fourth quarter and 50% from July 31, 2003.

Margins
 The gross margin was 28.6% of sales in the current year quarter compared to 28.7% in the prior year quarter and 28.3% in the FY 2004 third quarter. In spite of the continuing shift in business mix from on-demand to other services, the gross margin increased each quarter this fiscal year from a low of 28.0% in the first quarter to 28.6% in the current quarter. In the earlier quarters of this fiscal year, the gross margin was impacted by startup inefficiencies and costs of significant new business.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $5.4 million, a 34% increase over the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 7.2%, up from 5.9% in the prior year primarily due to increased gross profit from higher sales.

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Dynamex — Fouth Quarter Fiscal Year 2004
September 15, 2004

Depreciation and Amortization
 Depreciation and amortization (“D&A’) in the fourth quarter 2004 decreased to $437,000 from $515,000 in the fourth quarter of 2003, due in large part, to lower levels of capital expenditures in recent years. As a percent of sales, D&A was 0.6% compared to 0.8% in the prior year.

Interest Expense
 Interest expense for the three months ended July 31, 2004 was $138,000, 66% below the prior year period. This decrease is primarily attributable to lower outstanding debt and reduced financing costs related to the refinancing of the bank credit facility in the second quarter of this fiscal year.

Outlook
 The following outlook for FY 2005 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

The Company expects year-over-year sales growth of between 8% and 12% for fiscal year 2005. The Company expects the exchange rate between the Canadian dollar and the U.S. dollar to remain at average FY 2004 levels.

The gross profit margin is expected to decline slightly from current levels as on-demand sales decline as a percentage of total sales. Management expects sales from other services to grow at a faster rate than on-demand services.

The Company expects selling, general and administrative costs to increase in absolute dollars but continue to decline as a percentage of sales. The Company plans to add additional sales capacity to help achieve the Company’s growth targets.

Depreciation and amortization expense is expected to increase slightly in FY 2005 due to planned capital expenditures that are expected to range between $2.5 million and $3.0 million.

Interest expense is expected to decline as the projected debt reduction will more than offset the impact of the anticipated rise in interest rates. The Company expects to retire the remaining balance of long-term debt by the end of FY 2005.

The effective income tax rate is expected to range between 37% and 38%, based on current state, provincial and federal tax rates.

The Company expects FY 2005 net income to range from $1.00 to $1.10 per fully diluted share.

Investor Call
 The Company will host an investor conference call on Thursday, September 16, 2004 at 10:00 a.m. Central Daylight Time. All interested parties may access the call Toll-Free at 1-888-694-4739. A participant will need the following information to access the conference call: Company

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Dynamex — Fouth Quarter Fiscal Year 2004
September 15, 2004

name – “Dynamex”. A telephone replay of the conference call will be available through September 23, 2004 at Toll-Free 1-877-519-4471, Conference Pin #5118654.

The conference call will also be available on the Internet through CCBN’s website, located at www.fulldisclosure.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

*          *          *

Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex — Fouth Quarter Fiscal Year 2004
September 15, 2004

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	July 31,	July 31,
	2004	2003
ASSETS
CURRENT
Cash and cash equivalents	$7,927	$4,338
Accounts receivable (net of allowance for doubtful accounts of $751 and $721, respectively)	27,355	26,109
Prepaid and other current assets	1,825	2,453
Deferred income tax	2,359	1,976

Total current assets	39,466	34,876
Property and equipment — net	4,731	4,287
Goodwill	45,271	44,743
Intangibles — net	475	981
Deferred income taxes	10,910	10,064
Other assets	1,219	590

Total assets	$102,072	$95,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT
Accounts payable trade	$5,216	$6,564
Accrued liabilities	17,546	14,805
Current portion of long-term debt	—	5,728

Total current liabilities	22,762	27,097
Long-term debt	10,000	14,116

Total liabilities	32,762	41,213

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,435 and 11,208 outstanding, respectively	114	112
Additional paid-in capital	75,309	74,064
Accumulated deficit	(7,417)	(20,250)
Unrealized foreign currency translation adjustment	1,304	402

TOTAL STOCKHOLDERS’ EQUITY	69,310	54,328

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$102,072	$95,541

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Dynamex — Fouth Quarter Fiscal Year 2004
September 15, 2004

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2004	2003	2004	2003
Sales	$74,392	$67,592	$287,856	$250,801
Cost of sales:
Purchased transportation	46,621	42,786	180,509	156,611
Other	6,514	5,438	25,978	21,239

	53,135	48,224	206,487	177,850

Gross profit	21,257	19,368	81,369	72,951
Selling, general and administrative Expenses:
Salaries, wages & employee benefits	11,101	10,846	44,632	40,443
Other	4,855	4,745	19,394	17,974

	15,956	15,591	64,026	58,417

Depreciation and amortization	437	515	1,890	2,124
(Gain) loss on disposal of property and equipment	(20)	9	(41)	19

Operating income	4,884	3,253	15,494	12,391
Interest expense	138	407	1,406	2,194
Other (income) expense	(50)	(247)	(182)	(340)

Income before taxes	4,796	3,093	14,270	10,537
Income tax expense	1,732	889	1,437	2,959

Net income	$3,064	$2,204	$12,833	$7,578

Basic earnings per common share:	$0.27	$0.20	$1.13	$0.68
Diluted earnings per common share:	$0.26	$0.19	$1.11	$0.67
Weighted average shares:
Common shares outstanding	11,396	11,208	11,314	11,208
Adjusted common shares — assuming exercise of stock options	11,642	11,432	11,532	11,364

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Dynamex — Fouth Quarter Fiscal Year 2004
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Year ended
	July 31,		July 31,
	2004	2003	2004	2003
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	62.7%	63.3%	62.7%	62.4%
Other	8.7%	8.0%	9.0%	8.5%

	71.4%	71.3%	71.7%	70.9%

Gross profit	28.6%	28.7%	28.3%	29.1%
Selling, general and administrative expenses:
Salaries, wages & employee benefits	14.9%	16.1%	15.5%	16.1%
Other	6.5%	7.0%	6.7%	7.2%

	21.4%	23.1%	22.2%	23.3%

Depreciation and amortization	0.6%	0.8%	0.7%	0.8%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	6.6%	4.8%	5.4%	5.0%
EBITDA Margin	7.2%	5.9%	6.1%	5.9%
EBITDA	$5,371	$4,015	$17,566	$14,855
Reconciliation of Non-GAAP Financial Measures:
Net income	$3,064	$2,204	$12,833	$7,578
Income tax expense	1,732	889	1,437	2,959
Interest expense	138	407	1,406	2,194
Depreciation and amortization	437	515	1,890	2,124

EBITDA	$5,371	$4,015	$17,566	$14,855

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Dynamex — Fouth Quarter Fiscal Year 2004
September 15, 2004

Sales by Service Type
On Demand	$29,570	39.8%	$29,746	44.0%	$117,622	40.8%	$119,177	47.5%
Scheduled/Distribution	21,231	28.5%	17,937	26.5%	80,493	28.0%	61,248	24.4%
Outsourcing	23,591	31.7%	19,909	29.5%	89,741	31.2%	70,376	28.1%

Total Sales	$74,392	100.0%	$67,592	100.0%	$287,856	100.0%	$250,801	100.0%

Sales by Country
United States	$50,670	68.1%	$44,026	65.1%	$192,881	67.0%	$165,374	65.9%
Canada	23,722	31.9%	23,566	34.9%	94,975	33.0%	85,427	34.1%

Total Sales	$74,392	100.0%	$67,592	100.0%	$287,856	100.0%	$250,801	100.0%

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Dynamex — Fouth Quarter Fiscal Year 2004
September 15, 2004

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Year ended
	July 31,
	2004	2003
OPERATING ACTIVITIES
Net income	$12,833	$7,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,869	2,091
Amortization and write down of goodwill and intangible assets	21	33
Provision for losses on accounts receivable	919	896
Deferred income taxes	(1,065)	1,024
Stock option compensation	318	—
(Gain) loss on disposal of property and equipment	(41)	19
Changes in current operating assets and liabilities:
Accounts receivable	(2,165)	(3,840)
Prepaids and other assets	628	770
Accounts payable and accrued liabilities	1,391	3,932

Net cash provided by operating activities	14,708	12,503

INVESTING ACTIVITIES
Purchase of property and equipment	(2,243)	(1,744)
Net proceeds from disposal of property and equipment	12	56

Net cash used in investing activities	(2,231)	(1,688)

FINANCING ACTIVITIES
Principal payments on long-term debt	(2,979)	(6,691)
Net borrowings under line of credit	(6,866)	(4,775)
Net proceeds from sale of common stock	767	2
Other assets and deferred offering costs	(142)	(169)

Net cash used in financing activities	(9,220)	(11,633)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	332	667

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,589	(151)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,338	4,489

CASH AND CASH EQUIVALENTS, END OF YEAR	$7,927	$4,338

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$734	$1,767

Cash paid for taxes	$2,124	$1,413

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